UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2006
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

400 W. Illinois, Suite 800
Midland, Texas		79701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 2, 2006, the Board of Directors of Basic Energy Services, Inc. (the “Company”) approved the recommendations of its Compensation Committee with respect compensation for the Company’s named executive officers and certain of its employees. The Board approved the payment of year-end cash bonuses for the year ended December 31, 2005 and approved base salaries for the named executive officers, as set forth below.

			2005 Cash Compensation
			Quarterly Bonus Plan		Total
Name and Current			Payments	Year-End	Cash
Position	Year	Base Salary(1)	(% Base Salary/$)	Cash Bonus	Bonuses
Kenneth V. Huseman	2006	$400,000
President and Chief Executive Officer	2005	$325,000	N/A	$275,000	$275,000

Alan Krenek	2006	$240,000
Senior Vice President and Chief Financial Officer	2005	$185,000	N/A	$150,000	$150,000

James J. Carter	2006	$170,000
Executive Vice President	2005	$170,000	N/A	$60,000	$60,000

Charles W. Swift	2006	$160,000
Vice President — Permian Division	2005	$150,000	60%/$90,068	$5,000	$95,068

Dub W. Harrison	2006	$150,000
Vice President — Safety & Maintenance	2005	$140,000	25%/$35,000	$13,000	$48,000

(1)	2006 base salaries are effective March 19, 2006.
     The Compensation Committee bases its decisions with respect to executive compensation, including cash bonus incentives, on a number of factors, including the Company’s financial performance, the achievement of certain strategic goals and each executive’s contribution to the Company’s overall performance.
     Messrs. Swift and Harrison received cash bonuses during 2005 as part of the Company’s quarterly incentive bonus plans. The quarterly cash bonuses paid to Mr. Swift during 2005 were based on an EBITDA percentage of capital employed in operations for which he was responsible, without any limits as a percentage of his salary. The quarterly cash bonuses paid to Mr. Harrison during 2005 under a corporate-level bonus plan were based on consolidated net income returned on capital employed, subject to a limit of 25% of his quarterly salary. The actual total 2005 quarterly bonus plan payments to Messrs. Swift and Harrison were $90,068 and $35,000, respectively.
     The Company is currently reviewing, and intends to establish targets with respect to, quarterly bonus plans for division managers and corporate staff level vice presidents for 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: March 8, 2006	By:	/s/ Alan Krenek
Alan Krenek
Vice President and Chief Financial Officer